Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information: Diana G. Reardon Executive Vice President and Chief Financial Officer 203-265-8630 www.amphenol.com

FIRST QUARTER 2015 RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. April 22, 2015.  Amphenol Corporation (NYSE:APH) reported today first quarter 2015 diluted earnings per share of $0.57 compared to $0.50 (excluding one-time items) for the comparable 2014 period.  (All per share and share amounts included herein have been adjusted to reflect the Company’s 2-for-1 stock split effective October 9, 2014.)  On an as reported basis, first quarter 2014 diluted earnings per share was $0.49.  Such per share amount for the 2014 period included a one-time charge for acquisition-related transaction costs of $2 million ($.01 per share) related to a 2013 acquisition.  Sales for the first quarter of 2015 were $1.327 billion compared to $1.246 billion for the 2014 period. Currency translation had the effect of decreasing sales by approximately $50 million in the first quarter of 2015 compared to the 2014 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are pleased to report an excellent start to 2015, with sales of $1.327 billion, up 7% in US dollars and 11% in local currencies.  EPS was $0.57 and grew a strong 14% (excluding one-time items) over the comparable 2014 quarter.  Sales growth was driven primarily by strength in the automotive, industrial, IT data com and mobile device markets.  This growth was driven both organically and through the Company’s successful acquisition program partially offset by the negative impact of translation from a stronger dollar.  In addition to strong top line performance, the Company’s unique entrepreneurial culture continues to drive strong operating leverage in the business, resulting in an 80 basis point year-over-year increase (excluding one-time items) in operating margins to 19.6% in the first quarter 2015.  This excellent performance is a direct result of our dynamic management team’s ability to drive margin expansion through outstanding operational execution and an unrelenting focus on all elements of cost.  I am very proud of our organization as we continue to execute well.”

“The Company continues to expand its growth opportunities through an ongoing strategy of market and geographic diversification, a strong commitment to developing enabling technologies for customers in all markets, and an active complementary acquisition program. As part of that program, in late February, the Company acquired Invotec Circuits Limited, a leading U.K. manufacturer of high-end printed circuit boards, flex circuits and value-add assemblies for the defense, industrial and aerospace industries, with annual sales of approximately $35 million.  The acquisition strengthens both the Company’s global capabilities and product offering in these important markets.  In addition to the Company’s successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value including the purchase, during the quarter, of 1.1 million shares of the Company’s stock pursuant to our stock repurchase plan.”

“There continue to be many market uncertainties around the world.  Considering these uncertainties as well as current currency exchange rates including relatively weaker overseas currencies, we expect second quarter 2015 sales in the range of $1.315 billion to $1.355 billion and diluted EPS in the range of $0.56 to $0.58.  For the full year 2015, we now expect to achieve sales in the range of $5.500 billion to $5.620 billion, an increase over 2014 in US dollars of 3% to 5%, in local currencies of 7% to 9% and organically (excluding the impact of currency translation and acquisitions) of 3% to 5%.  This compares to organic growth of 2% to 5% reflected in our previous guidance.  We expect diluted EPS of $2.41 to $2.47, an increase of 7% to 10% over 2014 (excluding one-time items).  Notwithstanding the many uncertainties around the world, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength, as well as our initiatives to broaden and diversify our high technology product offering, have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EDT) Wednesday, April 22, 2015.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 10:59 P.M. (EDT) on Friday, May 22, 2015.  The replay numbers are toll free 866-383-3164; International toll number is 203-369-0387; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2014, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014 (1)

Net sales	$1,327.1	$1,246.1

Cost of sales	902.5	857.2

Gross profit	424.6	388.9

Acquisition-related expenses	—	2.0

Selling, general and administrative expense	164.4	154.8

Operating income	260.2	232.1

Interest expense	(17.0)	(19.1)
Other income, net	4.1	4.1

Income before income taxes	247.3	217.1

Provision for income taxes	(65.5)	(57.3)

Net income	181.8	159.8
Less: Net income attributable to noncontrolling interests	(2.0)	(1.3)

Net income attributable to Amphenol Corporation	$179.8	$158.5

Net income per common share - Basic	$0.58	$0.50

Weighted average common shares outstanding - Basic	310,046,534	315,056,964

Net income per common share - Diluted (2)	$0.57	$0.49

Weighted average common shares outstanding - Diluted	317,985,645	322,354,312

Dividends declared per common share	$0.125	$0.100

Note 1    Prior period results have been restated to reflect a two-for-one stock split which was effective in October 2014.

Note 2            Earnings per share in the three months ended March 31, 2014 included acquisition-related expenses of $2.0 million ($1.3 million after-tax), or $.01 per share, relating to the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013.  Excluding this effect, diluted earnings per share was $0.50 for the three months ended March 31, 2014.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in millions)

	March 31,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$969.9	$968.9
Short-term investments	381.2	360.7
Total cash, cash equivalents and short-term investments	1,351.1	1,329.6
Accounts receivable, less allowance for doubtful accounts of $21.2 and $20.2, respectively	1,091.8	1,123.7
Inventories	871.4	865.6
Other current assets	219.5	185.2

Total current assets	3,533.8	3,504.1

Land and depreciable assets, less accumulated depreciation of $853.9 and $849.6, respectively	589.5	590.7
Goodwill	2,594.5	2,616.7
Intangibles and other long-term assets	307.8	315.5

	$7,025.6	$7,027.0

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$582.9	$618.4
Accrued salaries, wages and employee benefits	99.0	109.9
Accrued income taxes	98.9	90.8
Other accrued expenses	143.3	186.2
Accrued dividends	—	38.7
Current portion of long-term debt	1.6	1.6

Total current liabilities	925.7	1,045.6

Long-term debt, less current portion	2,757.0	2,672.3
Accrued pension benefit obligations and other long-term liabilities	363.7	371.2

Equity:
Common stock	0.3	0.3
Additional paid-in capital	688.8	659.4
Retained earnings	2,532.3	2,453.5
Accumulated other comprehensive loss	(271.5)	(205.8)

Total shareholders’ equity attributable to Amphenol Corporation	2,949.9	2,907.4

Noncontrolling interests	29.3	30.5

Total equity	2,979.2	2,937.9

	$7,025.6	$7,027.0

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in millions)

	Three months ended
	March 31,
	2015	2014

Cash from operating activities:
Net income	$181.8	$159.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	40.1	39.9
Stock-based compensation expense	10.1	9.3
Excess tax benefits from stock-based compensation payment arrangements	(3.6)	(2.7)
Net change in components of working capital	(40.1)	(10.2)
Net change in other long-term assets and liabilities	—	6.6

Net cash provided by operating activities	188.3	202.7

Cash from investing activities:
Purchases of land and depreciable assets	(40.0)	(54.2)
Proceeds from disposals of land and depreciable assets	0.3	0.5
Purchases of short-term investments	(104.5)	(120.7)
Sales and maturities of short-term investments	84.0	145.0
Acquisitions, net of cash acquired	(76.1)	(9.0)

Net cash used in investing activities	(136.3)	(38.4)

Cash from financing activities:
Proceeds from issuance of senior notes	—	748.8
Long-term borrowings under credit facilities	1,811.5	142.8
Repayments of long-term debt	(1,725.9)	(801.1)
Payment of costs related to debt financing	—	(5.7)
Proceeds from exercise of stock options	16.0	13.7
Excess tax benefits from stock-based compensation payment arrangements	3.6	2.7
Distributions to shareholders of noncontrolling interests	(3.2)	(1.1)
Purchase and retirement of treasury stock	(62.2)	(121.1)
Dividend payments	(77.5)	—

Net cash used in financing activities	(37.7)	(21.0)

Effect of exchange rate changes on cash and cash equivalents	(13.3)	(6.8)

Net change in cash and cash equivalents	1.0	136.5
Cash and cash equivalents balance, beginning of period	968.9	886.8

Cash and cash equivalents balance, end of period	$969.9	$1,023.3

Cash paid for:
Interest	$30.2	$13.3
Income taxes	51.9	48.8

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2015	2014

Net sales:
Interconnect Products and Assemblies	$1,242.7	$1,159.1
Cable Products and Solutions	84.4	87.0
Consolidated	$1,327.1	$1,246.1

Operating income:
Interconnect Products and Assemblies	$271.0	$242.8
Cable Products and Solutions	10.2	10.6
Stock-based compensation expense	(10.1)	(9.3)
Other operating expenses	(10.9)	(10.0)
Operating income, excluding one-time items	260.2	234.1

Acquisition-related expenses	—	(2.0)
Consolidated	$260.2	$232.1

ROS%:
Interconnect Products and Assemblies	21.8%	21.0%
Cable Products and Solutions	12.1%	12.2%
Stock-based compensation expense	-0.8%	-0.7%
Other operating expenses	-0.8%	-0.8%

ROS, excluding one-time items	19.6%	18.8%

Acquisition-related expenses	—	-0.2%
Consolidated	19.6%	18.6%